Exhibit 99.1

Tesoro Corporation to Sell Alaska Storage and Terminalling Assets to Tesoro Logistics

SAN ANTONIO - July 1, 2016 - Tesoro Corporation (NYSE:TSO, Tesoro) and Tesoro Logistics LP (NYSE:TLLP) today announced that subsidiaries of Tesoro have executed an agreement for the sale of storage and terminalling assets in Alaska to TLLP for a total consideration of $444 million.

The Alaska Storage and Terminalling Assets include:

•	Storage: Crude oil, feedstock and refined product storage tanks with combined capacity of approximately 3.5 million barrels in Kenai, Alaska, with connectivity with TLLP’s Tesoro Alaska Pipeline and Nikiski Products Terminal and Tesoro’s Kenai Refinery

•	Terminals: Refined product terminals in Anchorage and Fairbanks with combined storage capacity of over 600,000 barrels, expected throughput of 10,400 barrels per day and rail loading of 7,000 barrels per day

The transaction is expected to close in two stages. The storage portion of the acquisition closed today. The acquisition of the Anchorage and Fairbanks terminals is expected to close later in the third quarter once the Consent Decree with the State of Alaska becomes effective. This agreement is related to Tesoro’s acquisition of the Flint Hills Resources assets, which closed on June 20, 2016.

The acquisition price of $444 million includes cash proceeds to Tesoro of $400 million and the issuance of common and general partner units to Tesoro, valued at approximately $44 million.

In consideration for the first closing (storage assets), Tesoro received $239 million of cash and $27 million of common and general partner units of TLLP. The cash consideration was borrowed on TLLP’s revolving credit facility. The equity consideration was based on the average daily closing price of TLLP’s common units for the 10 trading days prior to closing, or $48.06 per unit, with 390,282 units in the form of common units and 162,375 units in the form of general partner units.

In consideration for the second closing (terminal assets), Tesoro will receive $160 million of cash and $18 million of common and general partner units of TLLP. The cash consideration is expected to be borrowed on TLLP’s revolving credit facility and the equity consideration will be based on the average daily closing price of TLLP’s common units for the 10 trading days prior to closing.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of over 895,000 barrels per day and ownership in a logistics business, which includes a 34% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro’s retail-marketing system includes over 2,400 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline(TM), Rebel(TM) and Tesoro® brands.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things: expected throughputs and rail loadings and our expectations regarding the closing date for the second stage of the transaction. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:

Investors:

Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:

Tesoro Media Relations, media@tsocorp.com, (210) 626-7702